March 20, 2009

Reporters May Contact:

Kelly Polonus, Great Southern Bank, (417) 224.3082
kpolonus@greatsouthernbank.com

Great Southern Bank Acquires All Deposits of Kansas-based TeamBank, N.A.
Company to expand service to new customers in Kansas, Missouri and Nebraska

Springfield, Mo. – Great Southern Bank, a subsidiary of Great Southern Bancorp, Inc. (NASDAQ:GSBC), announced that it has entered into a purchase and assumption agreement with loss share with the Federal Deposit Insurance Corporation (FDIC) to assume all of the deposits (excluding brokered deposits) and certain assets of TeamBank, N.A., a full service commercial bank headquartered in Paola, Kan. All TeamBank offices with regular Saturday operating hours will open on Saturday, March 21, 2009, as branches of Great Southern Bank. TeamBank depositors will automatically become depositors of Great Southern Bank, and deposits will continue to be insured by the FDIC.  With this acquisition, Great Southern will now operate 56 retail banking centers in three states.

Over the weekend, depositors of TeamBank can access their money by writing checks or using ATM or debit cards. Checks drawn on TeamBank will continue to be processed. Loan customers should continue to make their payments as usual. Customers of both banks should continue to bank as they normally do at their existing branches until Great Southern can fully integrate the deposit records of TeamBank.

“We warmly welcome TeamBank customers to Great Southern. Customers can be confident that their deposits are safe and readily accessible. It’s business as usual,” said Great Southern President and CEO Joseph W. Turner. “Great Southern has served customers’ financial needs for 86 years with a deep commitment to building winning relationships.  We look forward to the opportunity to continue to serve TeamBank customers with the same quality service they have come to expect.”

TeamBank operated 17 locations with nine facilities in the Kansas City metropolitan area, three facilities in southeast Kansas, two locations in Missouri, and three in metropolitan Omaha, Neb. Great Southern will be assuming approximately $474 million of the deposits of TeamBank at a premium of 1%. Additionally, Great Southern is purchasing approximately $443 million in loans and $7 million of other real estate owned (ORE) at a discount of $100 million. The loans and ORE purchased are covered by a loss share agreement between the FDIC and Great Southern which affords Great Southern significant protection. Under such agreement, the FDIC has agreed to cover

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80% of the losses on the disposition of the loans and ORE up to $115 million, and 95% of losses that exceed that amount. In addition, Great Southern will also be purchasing cash and other marketable securities of TeamBank. Great Southern did not assume brokered deposits, the trust department or the subsidiary, TeamBank N.A. Asset Corporation.

Turner continued, “We were attracted to this acquisition because of the strong customer relationships TeamBank has formed through the years. This acquisition further strengthens our Company with the addition of nearly 37,000 customer deposit accounts and expansion capabilities in two new states, Kansas and Nebraska. Before and after this acquisition, the Company’s capital ratios were well in excess of regulatory requirements to be considered “well capitalized.”

Customers who have questions about the transaction can call the FDIC Call Center toll-free at 1.800.830.4697. The phone number is operational this evening until 9:00 p.m. Central Time; on Saturday from 8:00 a.m. to 6:00 p.m. Central Time.; on Sunday from noon to 6:00 p.m. Central Time and, thereafter, from 8:00 a.m. to 8:00 p.m. Central Time. Information is also available from the FDIC’s website at www.fdic.gov. In addition, they can visit their former TeamBank branch should they have questions about their banking relationship.

Headquartered in Springfield, Mo., Great Southern offers banking, investment, insurance and travel services.  Including this acquisition, Great Southern now operates 56 retail banking centers and 180 ATMs in Missouri, Kansas and Nebraska. The company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., and St. Louis.  With $2.7 billion in assets, Great Southern Bancorp is a public company and its common stock (ticker: GSBC) is listed on the NASDAQ Global Select stock exchange.

www.greatsouthernbank.com

Forward-Looking Statements

When used in future filings by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.